Exhibit 10.3

Ballston Spa National Bank

Salary Continuation Agreement

This Salary Continuation Agreement (this “Agreement”) is entered into as of this 22nd day of November, 2019, by and between Ballston Spa National Bank (the “Bank”), a national bank, and Christopher R. Dowd, Chief Executive Officer of the Bank (the “Executive”).

Whereas, the Executive has contributed substantially to the success of the Bank and the Bank desires that the Executive continue in its employ,

Whereas, to encourage the Executive to remain an employee, the Bank is willing to provide to the Executive salary continuation benefits payable from the Bank’s general assets,

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] currently exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and

Whereas, the parties hereto intend this Agreement to be an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive (who is a key employee and member of a select group of management), and to be considered a top hat plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1

Definitions

1.1            “Accrual Balance” means the liability that should be accrued by the Bank under generally accepted accounting principles (“GAAP”) for the Bank’s obligation to the Executive under this Agreement, applying Financial Accounting Standards Board ASC 710-10-30 (formerly known as Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106), and the calculation method and discount rate specified hereinafter. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. In its sole discretion the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.2            “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 4.

1.3            “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4            “Change in Control” shall mean a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, applying the percentage threshold specified in each of paragraphs (a) through (c) of this section 1.4 or the related percentage threshold specified in section 409A and rules, regulations, and guidance of general application thereunder, whichever is greater –

(a)            Change in ownership: a change in ownership of Ballston Spa Bancorp, Inc., a New York corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of Ballston Spa Bancorp, Inc. stock constituting more than 50% of the total fair market value or total voting power of Ballston Spa Bancorp, Inc. stock, or

(b)            Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Ballston Spa Bancorp, Inc. stock possessing 30% or more of the total voting power of Ballston Spa Bancorp, Inc., or (y) a majority of Ballston Spa Bancorp, Inc.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Ballston Spa Bancorp, Inc.’s board of directors, or

(c)            Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Ballston Spa Bancorp, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Ballston Spa Bancorp, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Ballston Spa Bancorp, Inc.’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Ballston Spa Bancorp, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.5            “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued by the Department of the Treasury under the Internal Revenue Code of 1986, as amended.

1.6            “Early Termination” means Separation from Service before Retirement Eligibility for reasons other than death or Termination with Cause.

1.7            “Effective Date” means January 1, 2019.

1.8            “Involuntary Termination without Cause” means the Bank has terminated the Executive’s employment, such termination is not a Termination with Cause, and such termination is a Separation from Service.

1.9            “Plan Administrator” or “Administrator” means the plan administrator described in Article 7.

1.10          “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year.

1.11          “Retirement Eligibility” means December 31, 2022.

1.12            “Separation from Service” means separation from service as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including termination for any reason of the Executive’s service as an executive and independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, other than because of a leave of absence approved by the Bank or the Executive’s death. For purposes of this Agreement, if there is a dispute about the employment status of the Executive or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.13          “Termination with Cause” means the Bank terminates the Executive's employment for any of the following reasons –

(a)            the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

(b)            disloyalty or dishonesty by the Executive in the performance of the Executive’s duties, or a breach of the Executive’s fiduciary duties for personal profit, in any case whether in the Executive’s capacity as a director or officer, or

(c)            conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more, in each case resulting in a material adverse effect on the Bank.

1.14          “Voluntary Termination with Good Reason” means a voluntary Separation from Service by the Executive if the following conditions (x) and (y) are satisfied:

(x) a voluntary Separation from Service by the Executive will be considered a Voluntary Termination with Good Reason if any of the following occur without the Executive’s advance written consent –

(a)            a material diminution of the Executive’s base salary,

(b)            a material diminution of the Executive’s authority, duties, or responsibilities,

(c)            a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors,

(d)            a material diminution in the budget over which the Executive retains authority,

(e)            a material change in the geographic location at which the Executive must perform services for the Bank, or

(f)            any other action or inaction that constitutes a material breach by the Bank of the agreement under which the Executive provides services to the Bank.

(y)            the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Bank has 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within 24 months after the initial existence of the condition.

Article 2

Lifetime Benefits

2.1           Normal Retirement. Unless Separation from Service or a Change in Control occurs before Retirement Eligibility, the Bank shall pay to the Executive the benefit described in this section 2.1 instead of any other benefit under this Agreement for Separation from Service after attaining Retirement Eligibility.

2.1.1	Amount of benefit. The annual benefit under this section 2.1 is $33,000.

2.1.2	Payment of benefit. Beginning with the later of (x) the seventh month after the month in which the Executive’s Separation from Service occurs, or (y) the month immediately after the month in which the Executive attains Retirement Eligibility, the Bank will pay the annual benefit to the Executive in equal monthly installments on the first day of each month. If the benefit is paid under clause (x) in the seventh month after Separation from Service, the first six monthly installments after Separation from Service will not be paid to the Executive until the seventh month after the month in which the Executive’s Separation from Service occurs. In the seventh month the Executive is entitled to the first six monthly installments and the regular monthly installment for the seventh month. The Executive is entitled to a total of 120 monthly installments of $2,750, including the first six installments that are paid in the seventh month.

2.2           Early Termination Benefit. Unless Early Termination results from an Involuntary Termination without Cause, in which case Section 2.2.3 shall apply, or the Executive shall have received the benefit under section 2.3 after a Change in Control, upon Early Termination the Bank shall pay to the Executive the benefit described in this section 2.2.1 and 2.2.2 instead of any other benefit under this Agreement.

2.2.1	Amount of benefit. The benefit under this section 2.2.1 is the Accrual Balance existing at the end of the month immediately before the month in which Separation from Service occurs, amortized over 10 years, taking into account interest at the accrual rate.

2.2.2	Payment of benefit. Beginning with the later of (x) the seventh month after the month in which the Executive’s Separation from Service occurs, or (y) January 1, 2023, the Bank will pay the Early Termination annual benefit required by section 2.2.1 to the Executive in 120 equal monthly installments on the first day of each month. If the benefit is paid under clause (x) above, the monthly installments for January 2023 through the month immediately preceding the seventh month after the month in which the Executive’s Separation from Service occurs will not be paid to the Executive until the first day of the seventh month after the month in which Separation from Service occurs. For the avoidance of doubt, if the benefit is paid under clause (x) above, in the seventh month after the month in which the Executive’s Separation from Service occurs, the Executive is entitled to the monthly installments from January 2023 through the month immediately preceding the seventh month and the regular monthly installment for the seventh month.

2.2.3	Involuntary Termination without Cause. If the Executive’s Separation from Service before Retirement Eligibility results from the Executive’s Involuntary Termination without Cause, the Bank shall pay the Executive $330,000 over 10 years in equal monthly installments of $2,750 on the first day of each month commencing on the later of (x) the seventh month after the month in which the Executive’s Separation from Service occurs, or (y) January 1, 2023. If the benefit is paid under clause (x) above, the monthly installments for January 2023 through the month immediately preceding the seventh month after the month in which the Executive’s Separation from Service occurs will not be paid to the Executive until the first day of the seventh month after the month in which Separation from Service occurs. For the avoidance of doubt, if the benefit is paid under clause (x) above, in the seventh month after the month in which the Executive’s Separation from Service occurs, the Executive is entitled to the monthly installments from January 2023 through the month immediately preceding the seventh month and the regular monthly installment for the seventh month.

2.3           Change in Control. If a Change in Control occurs before Retirement Eligibility and before Separation from Service, the Bank shall pay to the Executive the benefit described in this section 2.3 instead of any other benefit under this Agreement.

2.3.1	Amount of benefit. The benefit under this section 2.3 is $330,000.

2.3.2	Payment of benefit. The Bank shall pay the benefit under this section 2.3 to the Executive in a single lump sum on the day of the Change in Control. If the Executive receives the benefit under this section 2.3 because of the occurrence of a Change in Control, the Executive shall not be entitled to claim additional benefits under section 2.3 if an additional Change in Control occurs thereafter, and the Executive likewise shall not be entitled to any benefits under sections 2.1 or 2.2.

2.4            Lump-Sum Payout of Remaining Benefits When a Change in Control Occurs. If a Change in Control occurs while the Executive is receiving or entitled to receive the monthly Normal Retirement benefit under section 2.1, or a Change in Control occurs within two years after the Executive’s Early Termination that resulted from Involuntary Termination without Cause or Voluntary Termination with Good Reason and the Executive is receiving or entitled to receive the monthly Early Termination benefit under section 2.2, the Bank shall pay, in a single lump sum on the later of the day of the Change in Control or the first day of the seventh month after the month in which the Separation from Service occurs, the difference between the benefits that Executive received on Separation from Service under section 2.1 or section 2.2 and the amount the Executive would have received on a Change in Control under section 2.3.

2.5            Annual Benefit Statement. Within 120 days after the end of each Plan Year, the Plan Administrator shall provide or cause to be provided to the Executive an annual benefit statement showing benefits payable or potentially payable to the Executive under this Agreement. Each annual benefit statement shall supersede the previous year’s annual benefit statement. If there is a contradiction between this Agreement and the annual benefit statement concerning the amount of a particular benefit payable or potentially payable to the Executive, the amount of the benefit determined under this Agreement shall control.

2.6            Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A and Treasury Regulation section 1.409A-1(i), and if the payment under section 2.1 or section 2.2 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the payment to the Executive under section 2.1 or section 2.2 may not commence earlier than six months after termination of the Executive’s employment for reasons other than the Executive’s death. Any payment which would otherwise be paid to the Executive within the first six months following termination of the Executive’s employment for reasons other than the Executive’s death shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following termination of Executive’s employment. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall use its best efforts to reform the provision to the extent permissible under applicable law. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

2.7            One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 2.4 or Article 3, subsequent occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.

Article 3

Death Benefits

3.1            Death Before Retirement Eligibility. If the Executive dies before Separation from Service and before Retirement Eligibility, the Executive’s Beneficiary is entitled to an amount in cash equal to the $330,000 gross retirement benefit, unless the Change-in-Control benefit shall have been paid to the Executive under section 2.3. No benefit shall be paid under this section 3.1 if the Change-in-Control benefit shall have been paid to the Executive under section 2.3. If a benefit is payable to the Executive’s Beneficiary, the benefit shall be paid in a single lump sum 90 days after the Executive’s death.

3.2            Death after Retirement Eligibility. If at death the Executive was receiving benefits or entitled to receive benefits under section 2.1 or section 2.2, the Executive’s Beneficiary shall be entitled to an amount in cash equal to the remaining monthly payments due at the Executive’s death. No benefit shall be paid under this Article 3 after the Change-in-Control benefit is paid under section 2.3 or after a Change-in-Control payout occurs under section 2.4. If a benefit is payable to the Executive’s Beneficiary, the benefit shall be paid in a single lump sum 90 days after the Executive’s death.

Article 4

Beneficiaries

4.1            Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement after the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2            Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.

4.3            Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.

4.4            No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5            Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.

Article 5

General Limitations

5.1            Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default,” as those terms are defined in section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

5.2            Noncompetition Provision. The Executive agrees that while the Executive is retained to provide services to the Bank, and for as long as the Executive is receiving benefits under Sections 2.1 or 2.2 of this Agreement, Executive will not enter the employ of, or have any interest in, directly or indirectly (either as executive, partner, director, officer, consultant, principal, agent, or employee), any other bank or financial institution or any entity that either accepts deposits or makes loans (whether currently existing or subsequently established) and which has an office located within the counties of Albany, Rensselaer, Saratoga and Schenectady, New York.

5.3            Nonsolicitation; Noninterference. The Executive agrees that while the Executive is retained to provide services to the Bank, and for as long as the Executive is receiving benefits under Sections 2.1 or 2.2 of this Agreement, the Executive will not (a) solicit for employment by Executive or anyone else, or employ any employee of the Bank or any person who was an employee of the Bank within one year before the solicitation of employment; (b) induce or attempt to induce any employee of the Bank to terminate employment; (c) induce or attempt to induce anyone having a business relationship with the Bank to terminate or curtail the relationship or, on behalf of himself or anyone else, compete with the Bank; or (d) permit anyone controlled by the Executive or any person acting on behalf of the Executive or anyone controlled by an employee of the Executive to do any of the foregoing.

5.4            Remedies. The Executive agrees that the Bank’s remedies for a material breach or threatened breach of Sections 5.2 and 5.3 include forfeiture of any payments due and payable to the Executive under this Agreement.

5.5            Change in Control. Sections 5.2 and 5.3 are void upon a Change in Control.

Article 6

Claims and Review Procedures

6.1            Claims Procedure. The Bank will notify any person or entity that makes a claim for benefits under this Agreement (the “Claimant”) in writing, within 90 days after receiving Claimant’s written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Plan Administrator determines that the Claimant is not eligible for benefits or full benefits, the notice will state (w) the specific reasons for denial, (x) a specific reference to the provisions of the Agreement on which the denial is based, (y) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (z) an explanation of the Agreement’s claims review procedure and other appropriate information concerning steps to be taken if the Claimant wishes to have the claim reviewed. If the Plan Administrator determines that there are special circumstances requiring additional time to make a decision, the Bank will notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 days.

6.2            Review Procedure. If the Claimant is determined by the Plan Administrator not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant will have the opportunity to have his or her claim reviewed by the Bank by filing a petition for review with the Bank within 60 days after receipt of the notice issued by the Bank. The Claimant’s petition must state the specific reasons the Claimant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Bank of the petition, the Plan Administrator will give the Claimant (and counsel, if any) an opportunity to present his or her position verbally or in writing, and the Claimant (or counsel) will have the right to review the pertinent documents. The Plan Administrator will notify the Claimant of the Plan Administrator’s decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner to be understood by the Claimant, and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60 days at the election of the Plan Administrator, but notice of this deferral will be given to the Claimant.

Article 7

Administration of Agreement

7.1            Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the Board or such committee or person as the Board shall appoint. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

7.2            Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

7.3            Binding Effect of Decisions. The decision or action of the Plan Administrator about any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method employed in the determination of the Accrual Balance.

7.4            Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

7.5            Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 8

Miscellaneous

8.1            Amendments and Termination. This Agreement may be amended solely by a written agreement signed by the Bank and by the Executive. This Agreement may be terminated by the Bank without the Executive’s consent provided the termination complies with the terms of the section 409A plan-termination exception to the prohibition against accelerated payment contained in Rule 1.409A-3(j)(4)(ix). Unless the Executive is only entitled to the benefit required by section 2.2.1 at the time of Agreement termination, if Agreement termination occurs before Retirement Eligibility, the Bank must pay the $330,000 gross retirement benefit in a single lump sum to the Executive consistent with the terms of the section 409A plan-termination exception in Rule 1.409A-3(j)(4)(ix). If Agreement termination occurs after the Executive has begun to receive benefits or is entitled to receive benefits required by section 2.1 or section 2.2.3, the Bank must pay in a single lump sum the remaining monthly installments of $2,750 not yet received consistent with the terms of the section 409A plan-termination exception in Rule 1.409A-3(j)(4)(ix).  If Agreement termination occurs after the Executive has begun to receive benefits or is entitled to receive benefits required by section 2.2.1, the Bank must pay in a single lump sum the remaining monthly installments not yet received consistent with the terms of the section 409A plan-termination exception in Rule 1.409A-3(j)(4)(ix).

8.2            Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

8.3            No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

8.4            Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.

8.5            Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the Bank’s business or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform this Agreement had no succession occurred.

8.6            Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.7            Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of New York, except to the extent preempted by the laws of the United States of America.

8.8            Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. If the Bank establishes a rabbi trust or purchases any insurance on the Executive’s life to recover the cost of providing benefits under this Agreement, the Executive and the Beneficiary will have no preferred or secured claim.

8.9            Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

8.10          Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and to the full extent consistent with law each such other provision shall continue in full force and effect. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of such provision not held invalid, and to the full extent consistent with law the remainder of such provision, together with all other provisions of this Agreement, shall continue in full force and effect.

8.11          Headings. Headings are included herein solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.

8.12            Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors, Ballston Spa National Bank, 990 State Route 67, Ballston Spa, New York, 12020, or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

8.13            Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank desires that the Executive not be required to incur expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control it appears to Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 8.13, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 8.13, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by Executive as provided in this section shall be paid or reimbursed to Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, whether suit be brought or not and regardless of whether incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees provided by this section 8.13 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under a severance or employment or other agreement by and between the Executive and the Bank. Despite any contrary provision within this Agreement however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

In Witness Whereof, the Executive and a duly authorized Bank officer have executed this Salary Continuation Agreement as of the date first written above.

Executive:		Bank:
Ballston Spa National Bank

/s/Christopher R. Dowd	By:	/s/ Timothy Blow
Title: Executive Vice President and Chief Financial Officer